Securities Exchange Act of 1934 -- Form 8-K
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                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                               FORM 8-K

                            Current Report


PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                           Date of Report:
                          February 5, 1997
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                 CBL & ASSOCIATES PROPERTIES, INC.
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      (Exact name of registrant as specified in its charter)


     Delaware                 1-12494                 62-1545718
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  (State or other            (Commission             (IRS Employer
  jurisdiction of            file number)            identification
  incorporation)                                     number)


     One Park Place, 6148 Lee Highway, Chattanooga, Tennessee 37421
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     (Address of principal executive offices)


     Registrant's telephone number, including area code:
                       (423) 855-0001
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                   CBL & ASSOCIATES PROPERTIES, INC.

                        Conference Call Outline
                            February 5, 1997
                               10:00 a.m.


Revenue and Expense Sources

We would like to discuss the reasons for our increased funds from operations for 1996. Our FFO increased by 19.9% due to:

1.   The nine new shopping centers opened over the last twenty four months;
2.   Improved operations from our existing centers; and
3. The acquisition of three properties, two of which were acquired in March 1995 and the other in November 1996.

Our expenses increased by 6.6% for 1996 over the prior year primarily as a result of an increase in reimbursable expenses and depreciation associated with the addition of twelve new development and acquisition centers opened during
the last twenty-four months offset by lower interest expense.   However, our
cost recovery ratio increased to 94.8% from 94.5% in 1995.

For 1996, our existing portfolio accounted for 63% of our FFO growth over last year. The new properties opened in the last 24 months accounted for 37% of the growth. In the existing portfolio, the stabilized malls and community centers showed the largest increases in FFO growth.

For the fourth quarter of 1996, our existing portfolio accounted for 70% of FFO growth and the new centers accounted for 30%. The stabilized malls and community centers provided the best increases in FFO growth.


Funds from Operations and Adjusted Funds from Operations

Our total funds from operations for 1996 on a fully converted basis were $62.0 million, or $2.05 per share. We calculated our FFO in accordance with NAREIT's recommendation concerning finance costs and non-real estate depreciation. However, we did not include outparcel sales or straightlined rents in our calculation. Although NAREIT allows us to include these items, we felt we should continue our conservative practice of calculating FFO. Had we included outparcel sales and straightlined rents, our FFO for 1996 would have increased by .23 to $2.28 per share. The gains from the sale of the Lowe's in Benton Harbor, Michigan, Adrian, Michigan and Gainesville, Georgia as well as the two Hannaford Bros. in Richmond, Virginia, however, are not included in any of our FFO or adjusted FFO calculations.

The total impact from adopting NAREIT's recommendation concerning deferred finance costs and non-real estate depreciation was approximately $980,000, or $.03 per share, for 1996. This included the line item deduction indicated on our FFO calculation of $287,000 and the non-real estate depreciation from equipment leased out to the properties of $693,000, which is treated as a property operating expense and reclassified in prior-year periods.

Dividend Increase and Payout Ratio

As stated in our press release, we expect the board of directors to increase our quarterly dividend by 5.4% to $.4425 per share, which equates to an annualized dividend of $1.77 per share. Our annual dividend for 1996 was $1.68 per share. Our payout ratio for 1996 was 82.0% as compared to 83.7% for 1995.

Consistent with our revised policy, the board will vote on this issue in March and make the declaration at that time. It is our intention to declare the quarterly dividend before the end of each fiscal quarter and set our record dates as the last business day of each quarter.


Capital Structure

As of December 31, 1996, our total consolidated and unconsolidated debt was $612.5 million, with a weighted average interest rate of 8.04%.
This amount includes all properties under construction. Our debt to total market capitalization ratio was 43.8% based upon our stock price of $25.875 as of December 31, 1996. Our EBITDA to interest ratio increased to 3.1 for 1996 compared to 2.5 for 1995. Had we excluded gains on sales of real estate assets from EBITDA, the interest coverage ratio would have increased to 2.8 in 1996 from 2.5 in 1995.

Our total fixed rate debt as of December 31, 1996 was $364.5 million, with a weighted average interest rate of 8.74%. Our total variable rate debt as of December 31, 1996 was $248.0 million, with a weighted average interest rate of 7.01%. Variable rate debt related to our projects under construction accounted for $108 million of the total. The interest on this construction debt is being capitalized to the projects. The remaining $140 million of variable rate debt was associated with operating properties. With $55.5 million of applied interest rate caps and swaps, we have $108 million of variable rate debt exposure on our construction properties and $84.5 million of exposure on our operating properties.

We have been active in securing permanent loan commitments to further reduce our variable rate debt. We have a commitment for a $52 million loan on Westgate Mall in Spartanburg, South Carolina which will refinance our $40 million a construction loan on the project. We expect to close this loan later this month. We also have a commitment for a $75 million loan on Hamilton Place in Chattanooga, Tennessee which will refinance existing fixed rate debt at a savings of 225 basis points. This loan is expected to close in June. The combined proceeds from these two loans will reduce variable rate debt by approximately $61.5 million, leaving us with $23 million of floating rate exposure on operating properties.

On January 15, we completed an offering of 3 million shares which generated net proceeds of $74.5 million. Management purchased 55,000 shares in this offering; a sign of our continued confidence in the company. These proceeds were used to repay floating rate debt incurred from our new developments and acquisitions.

Capital Expenditures

Revenue Generating capital expenditures, or tenant allowances for improvements, for 1996 were $3.0 million, which is less than the $4 million we had expected to spend.

Revenue Enhancing capital expenditures, or remodeling and renovation costs, were $5.8 million for 1996. We completed the remodeling of Twin Peaks Mall and Pemberton Square as well as five of our community centers. We spent $1.3 million more than we had budgeted due to the fact we remodeled the five community centers. We spent $1.3 million more than we had budgeted due to the fact we remodeled the five community centers.

Revenue Neutral capital expenditures, which are recovered from the tenants, were $1.1 million for 1996.


Sale of Assets

During the fourth quarter, we closed on the sale of our Lowe's Home Improvement Center and adjacent shops in Gainesville, Georgia and the fee-simple interest and ground lease for two Hannaford Bros. stores, one at Chester Square in Richmond, Virginia and another at West Broad in Richmond, Virginia.
The net gain from these three sales was $4.2 million.  These proceeds were invested in our new development program along with the proceeds from the sale of our Lowe's in Benton Charter Township, Michigan and
Adrian, Michigan in the second and third quarters, respectively.   The
total gross proceeds from these five sales was $31.4 million with a total net gain of $7.6 million.

These transactions are consistent with our proactive evaluation of the appreciation potential of each property in our portfolio. We will continue with this assessment of our portfolio to maximize the value for our shareholders.




Developments/Acquisitions - External Growth

During the fourth quarter, we opened Kingston Overlook, a 116,000 square foot center in Knoxville, Tennessee; LaGrange Commons, a 60,000 square foot center in LaGrange, New York; and the expansion of the Cinemark theatre at Plaza del Sol in Del Rio, Texas. We also opened the redevelopment and expansion of the 1.1 million square foot Westgate Mall in Spartanburg, South Carolina.

The projects under construction and scheduled to open in 1997 are: A free-standing Hannaford Bros. in Richmond, Virginia scheduled to open in March; The Terrace, a 157,000 square foot associated center in Chattanooga, Tennessee scheduled to open beginning in March; Massard Crossing, a 291,000 square foot community center in Fort Smith, Arkansas scheduled to open in March; Salem Crossing, a 289,000 square foot center in Virginia Beach, Virginia scheduled to open beginning in March; Springhurst Towne Center, an 808,000 square foot power center in Louisville, Kentucky scheduled to open in
phases beginning in August;   Cortlandt Town Center, a 766,000 square foot
power center in Cortlandt, New York scheduled to open in phases beginning in September; a 44,000 square foot freestanding Regal Cinemas in Virginia Beach, Virginia scheduled to open in September; Bonita Lakes Mall, a 631,000 square foot regional mall in Meridian, Mississippi scheduled to open in October; Bonita Lakes Crossing, a 67,500 square foot associated center in Meridian, Mississippi scheduled to open in October; a new Dillard's department store and United Artists' 10-screen cinema scheduled to open at Twin Peaks Mall in Longmont, Colorado in March; and the addition of Dillard's to Frontier Mall in Cheyenne, Wyoming scheduled to open in March.


During 1997, we also expect to start construction on the 1.3 million square foot Arbor Place Mall in suburban Atlanta.

During the fourth quarter, we acquired St. Clair Square, a 1.1 million square foot mall located in Fairview Heights, Illinois, a suburb of St. Louis, Missouri. We also closed on the property for Courlandt Town Center, a power center that we are redeveloping and expanding which will open beginning in September. Subsequent to the fourth quarter, we acquired
Sutton Plaza, a 122,000 square foot community center in Mount Olive, New Jersey.


We continue to be selective in our acquisitions and believe that there are several opportunities available in the current environment to complement our development program.


Occupancy/Leasing - Internal Growth

As mentioned in our earnings release, our overall portfolio occupancy was 93.3% at December 31, 1996 as compared to 93.2% at December 31, 1995, with the new malls and associated centers showing the best increases.


Our stabilized mall occupancy declined primarily due to the addition of Foothills Mall in Maryville, Tennessee to this category. Had we excluded Foothills Mall and St. Clair Square, which was acquired in November, our stablized mall occupancy would have been 89.7% at December 31, 1996, a slight decrese from 89.8% at December 31, 1995.

In the fourth quarter, we finalized negotiations to convert Foothills Mall from a mortgage property to an owned property by becoming a 95% partner in this center in exchange for extending the mortgage term for another five years. The preference return and cash flow support associated with this mortgage, which amounted to $930,000 in 1995 and $395,000 in 1996, will be eliminated. By taking control of Foothills, we plan to increase the leasing and cash flows through retenanting and repositioning the center.

In addition to internal growth from occupancy gains, we have also shown growth through our ability to release existing space at higher rental rates as tenants' leases expire by renewing the lease or re-leasing to a new tenant. During the fourth quarter, our results from renewal leasing compared to the base and percentage rent previously paid were as follows:



               Prior PSF    New PSF     New PSF    % Change   %Change
                 Rent     Rent-Intial  Rent-Avg.    Initial   Average

Malls           $14.58     $16.19       $16.65      11.0%      14.1%

Associated
Centers         $ 8.46     $ 8.80       $ 8.94       4.1%       5.7%

Community
Centers         $ 7.20     $ 7.19       $ 7.33       (.1)%      1.9%

For 1996, our spreads on an average year basis are up 13.1% for malls, up 10.5% for associated centers, and down .2% for community centers.

Another measure of the strength of our portfolio is a comparison of new and renewal leasing rates and square footage to the amount of fallout (tenants vacating) we had for 1996.

In the mall portfolio, we leased 341,000 square feet at an average rate of $20.25 per square foot compared to 182,000 square feet of fallout at an average rate of $14.16 per square foot.


In the associated centers, we leased 43,000 square feet at an average rate of $12.05 per square foot compared to 13,000 square feet of fallout at an average rate of $10.41 per square foot.

In the community centers, we leased 383,000 square feet at an average rate of $6.68 per square foot compared to 79,000 square feet of fallout at an average rate of $7.83 per square foot.


Sales

Mall shop sales in our stabilized malls, for those tenants who have reported, increased 1.5% on a comparable per square foot basis for 1996 as compared to 1995. Average sales per square foot in our stabilized mall portfolio in 1996 were $240 compared with $237 in 1995.

An additional positive note concerning our sales is the fact that occupancy costs as a percentage of sales at our stabilized malls at December 31, 1996 declined to 11.5% compared to 12.3% at December 31, 1995.



I would like to note that a transcript of my comments will be filed as a form 8K and will be available upon request. I would now be happy to answer any questions you may have.

                               SIGNATURE





Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                            CBL & ASSOCIATES PROPERTIES, INC.


                                     John N. Foy

                                ------------------------

                                     John N. Foy
                                     Executive Vice President,
                                     Chief Financial Officer and Secretary
                                     (Authorized Officer of the Registrant,
                                     Principal Financial Officer and
                                     Principal Accounting Officer)



Date:   February 5, 1997